SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                           AMENDMENT TO A REGISTRATION
                              STATEMENT ON FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        Pursuant to Section 12(b) or (g)
                     of the Securities Exchange Act of 1934

                                  NAC Re Corp.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         Delaware                        0-13891                 13-3297840
(STATE OF INCORPORATION OR      (COMMISSION FILE NUMBER)      (I.R.S. EMPLOYER
       ORGANIZATION)                                         IDENTIFICATION NO.)

         One Greenwich Plaza, CT                              06836-2568
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

       Registrant's telephone number, including area code: (203) 622-5200





                            INFORMATION REQUIRED IN REGISTRATION STATEMENT

         Item 1.  Amendment to  Description  of  Registrant's  Securities  to be
Registered:

         On June 18, 1998, NAC Re Corp., a Delaware corporation (the "Company"), entered into a rights agreement (the "Rights Agreement"), by and between the Company and American Stock Transfer & Trust Co., a banking corporation organized under the laws of the State of New York, as rights agent (the "Rights Agent"). The Company and the Rights Agent, entered into the First Amendment to Rights Agreement (the "Amendment") dated February 16, 1999. The Amendment provides that:

         1. Section 1(d)(ii)(A) of the Rights Agreement is amended to read in its entirety as follows:

                  "(A) the right to acquire (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both) pursuant to any agreement, arrangement or understanding (excluding any merger agreement entered into with the Company and any stock option agreement entered into in connection therewith which has been approved by the Board of Directors of the Company), or upon the exercise of conversion rights, exchange rights, other rights (other than the Rights), warrants or options or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "Beneficially Own," securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange or"

         2. Section 7(a)(ii) of the Rights Agreement is amended to read in its entirety as follows:

                  "(ii) the date on which the Rights are redeemed as provided in
         Section 23 hereof, the date on which the Rights are exchanged as provided in Section 27 hereof, or the date that any merger of the Company and any other entity that has been approved by the Board of Directors of the Company becomes effective under the relevant provisions of the Delaware General Corporation Law (such earlier date being herein referred to as the "Expiration Date")."

         On June 10, 1998, the Company filed a copy of the Rights Agreement with the Securities and Exchange Commission registering the preferred stock purchase rights issued pursuant to the Rights Agreement under Section 12(b) of the Securities Exchange Act of 1934, as amended. A copy of the Amendment is filed herewith. A copy of the Rights Agreement and the Amendment is available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

         Item 2.  Exhibits.

         Exhibit           Description

         2.1 First Amendment to Rights Agreement, dated February 16, 1999, to Rights Agreement, dated as of June 18, 1998, by and between NAC Re Corp. and American Stock Transfer & Trust Co., as Rights Agent.


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                                              SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          NAC RE CORP.



Dated:  February 18, 1999           By: /s/ Richard H. Miller
                                          -----------------------------
                                         Name: Richard H. Miller
                                         Title: Vice President, Chief
                                                Financial Officer and Treasurer

                                            EXHIBIT INDEX

         Exhibit           Description

         2.1 First Amendment to Rights Agreement, dated February 16, 1999, to Rights Agreement, dated as of June 18, 1998, by and between the NAC Re Corp. and American Stock Transfer & Trust Co., as Rights Agent.